                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Report (Form 10-K) of LifePoint Hospitals, Inc. of our report dated February 6, 2006, with respect to the consolidated financial statements of LifePoint Hospitals, Inc., included in the 2005 Annual Report to Shareholders of LifePoint Hospitals, Inc.

We consent to the incorporation by reference in the following Registration Statements (1) Form S-8 (No. 333-124151) pertaining to the LifePoint Hospitals, Inc. 1998 Long-Term Incentive Plan, LifePoint Hospitals, Inc. Employee Stock Purchase Plan, LifePoint Hospitals, Inc. Management Stock Purchase Plan, LifePoint Hospitals, Inc. Retirement Plan, LifePoint Hospitals, Inc. Outside Director's Stock and Incentive Compensation Plan; (2) Form S-4 (No. 333-119929), as amended, pertaining to the joint proxy statement/prospectus of Lakers Holding Corp. related to LifePoint Hospitals, Inc.'s merger with Province Healthcare Company; and (3) Form S-3 (No. 333-128279), as amended, pertaining to the $225,000,000 3.25% Convertible Senior Subordinated Debentures due 2025, of our reports dated February 6, 2006, with respect to the consolidated financial statements of LifePoint Hospitals, Inc., LifePoint Hospitals, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of LifePoint Hospitals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

                                   /s/ Ernst & Young LLP

Nashville, Tennessee
February 6, 2006